Exhibit 99.1

Orient Paper, Inc. Announces Results of 2015 Annual Meeting of Stockholders

BAODING, China, August 31, 2015 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company's 2015 Annual Meeting of Stockholders (the "Annual Meeting"), which was held on August 29, 2015, in Beijing, China.

At the Annual Meeting, Orient Paper’s stockholders:

1.	Elected two Class I directors, Mr. Marco Ku Hon Wai and Mr. Wenbing Christopher Wang, to serve on the Board of Directors of the Company until the 2017 annual meeting of stockholders or until their earlier resignation, removal or death;

2.	Ratified the appointment of BDO China Shu Lun Pan CPAs LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	Approved the Orient Paper, Inc. 2015 Omnibus Equity Incentive Plan, pursuant to which the Company may issue up to an aggregate of 1,500,000 shares of common stock to directors, officers, employees and/or consultants of the Company and its subsidiaries.

About Orient Paper, Inc.

Orient Paper, Inc. is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

For investor and media inquiries, please contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

ICR, LLC

Bill Zima

Tel: 203-682-8200

Email: bill.zima@icrinc.com